EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record Second Quarter 2025 earnings:
•	Net Income increased $2.3 million, or 27.4%, to $10.5 million for the quarter ended June 30, 2025 from $8.2 million for the quarter ended June 30, 2024
•	Net Interest Income grew $1.0 million, or 4.2%, to $25.1 million for the quarter ended June 30, 2025, as compared to $24.1 million for the quarter ended June 30, 2024
•	Total Deposits rose $123.4 million, or 5.7%, to $2.3 billion at June 30, 2025, from $2.2 billion at year-end 2024
•	Total Loans increased $102.1 million, or 5.6%, to $1.9 billion at June 30, 2025, from $1.8 billion at year-end 2024
•	Book value per share increased $2.55, or 15.6%, to $18.90 at June 30, 2025, from $16.35 at December 31, 2024
•	Trust and investment advisory income rose 14.8%, to $3.4 million for the quarter ended June 30, 2025, from $3.0 million for the quarter ended June 30, 2024

MIDDLETOWN, N.Y., July 30, 2025 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Company (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $10.5 million, or $0.87 per basic and diluted share, for the three months ended June 30, 2025.  This compares with net income of $8.2 million, or $0.73 per basic and diluted share, for the three months ended June 30, 2024.  The increase in earnings per share, basic and diluted, was due primarily to increases in net interest income and total noninterest income partially offset by an increase in non-interest expense during the current period.  For the six months ended June 30, 2025, net income reached $19.2 million, or $1.64 per basic and diluted share, as compared to $17.5 million, or $1.55 per basic and diluted share, for the six months ended June 30, 2024.
Book value per share rose $2.55, or 15.6%, from $16.35 at December 31, 2024, to $18.90 at June 30, 2025. Tangible book value per share increased $2.65, or 16.8%, from $15.80 at December 31, 2024, to $18.45 at June 30, 2025 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were due to increased earnings during the six months ended June 30, 2025 and a reduction of unrealized losses in the available for sale securities (“AFS”) portfolio coupled with net proceeds of approximately $43 million from completion of a follow-on common stock offering during the second quarter of 2025.
“I am pleased to report Orange County Bank had a very productive and successful second quarter,” said Company President and CEO Michael Gilfeather. “Nearly every segment of the Bank turned in strong financial performance, yielding $10.5 million of net income for the period, a $2.3 million, or 27% increase over the same quarter last year.  These results include several one-time gains but also reflect continued strength in financial performance as we execute on our full-service, business banking strategy.

We also completed a $46 million follow-on common stock offering during the quarter, strengthening our financial position and giving us the flexibility to continue to expand our lending business in a prudent manner while improving trading liquidity in our stock. On a per share basis, we earned $0.87 a share for the quarter ended June 30, 2025, versus $0.73 for the same quarter last year.

Key to our strong financial performance was continued growth of our loan portfolio. Year to date, total loans increased $102.1 million, or 5.6%, to $1.9 billion at quarter end.  Despite uncertainty surrounding tariff policy, loan demand and economic activity in the communities we serve remains strong, but we continue to exercise prudence in underwriting.  Year-to-date, we have grown our loan portfolio without a significant change in loan yields. The average yield on our loan portfolio was 6.02% for the first half of 2025, down modestly from 6.06% for the first half of the prior year.

Deposit growth also remains robust, with total deposits up $123.4 million year-to-date to $2.3 billion, a 5.7% increase over year end 2024.  These new deposits were organically sourced, enabling us to replace $74 million of higher cost brokered deposits with lower cost Bank client funds. Our cost of deposits for the three months ended June 30, 2025 was 1.30%.  We consider our low-cost deposit base a key competitive advantage of the Bank, and while there is some seasonality to these numbers, we have been highly intentional in growing this important driver of our success.

Given that rates on both deposits and loans remained largely unchanged through the first half of the year, it stands to reason net interest margin remained stable as well. For the three months ended June 30, 2025, our net interest margin stood at an impressive 4.06%.

Our Wealth Management division also continued its run of increasing contributions to performance with nearly 15% growth, to $3.4 million for the current quarter from $3.0 million for the same period last year. Earnings from Wealth Management, which is comprised of Trust and Investment Advisory Services, is an important source of revenue for the Company. Orange Wealth Management represents a value-added expansion of our traditional banking business which provides greater service and leads to the creation of more fees and revenues per client.  In addition, many of the group’s clients are also borrowers and/or depositors of the Bank.

Given our successful capital raise and further growth in loans, deposits, and wealth management, we had a strong second quarter.  I want to once again acknowledge that none of this could happen without the experience, expertise and commitment from our employees. I thank them and our customers and shareholders for their continued confidence and support.”

Second Quarter 2025 Financial Review
Net Income
Net income for the second quarter of 2025 was $10.5 million, an increase of $2.3 million, or 27.4%, from net income of $8.2 million for the second quarter of 2024. The increase represents a combination of increased net interest income and non-interest income over the same quarter last year.  Net income for the six months ended June 30, 2025 was $19.2 million, as compared to $17.5 million for the same period in 2024.  The increase reflects the effect of net interest income growth combined with increased non-interest income during the first six months of 2025 as compared to the prior year period.  These improvements were partially offset by higher provision for credit losses in the first half of 2025 as compared to a $1.9 million recovery recognized through the provision during the first half of 2024 and associated with Signature Bank subordinated debt.  The increase in non-interest income includes the recognition of gain associated with the sale of a branch location coupled with a Bank Owned Life Insurance gain related to policy proceeds from a death benefit.
Net Interest Income
For the three months ended June 30, 2025, net interest income rose $1.0 million, or 4.2%, to $25.1 million, versus $24.1 million during the same period last year. The increase was driven primarily by a $712 thousand increase in interest and fees combined with a $309 thousand reduction in interest expense during the current period.  For the six months ended June 30, 2025, net interest income reached $48.8 million representing an increase of $3.0 million, or 6.7%, over the first half of 2024.
Total interest income rose $712 thousand, or 2.2%, to $33.2 million for the three months ended June 30, 2025, compared to $32.5 million for the three months ended June 30, 2024.  The increase was driven mainly by 5.0% growth in interest and fees associated with loans.  For the six months ended June 30, 2025, total interest income rose $1.6 million, or 2.4%, to $65.1 million as compared to $63.6 million for the six months ended June 30, 2024.
Total interest expense decreased $309 thousand during the second quarter of 2025, to $8.1 million, as compared to $8.4 million in the second quarter of 2024.  The decrease was primarily due to the reduction of interest costs associated with FHLB advances and borrowings as a result of increased deposit levels during the quarter.  Interest expense associated with FHLB advances drawn and other borrowings during the current quarter totaled $375 thousand as compared to $890 thousand during the second quarter of 2024.  During the six months ended June 30, 2025, total interest expense fell $1.5 million, to $16.4 million, as compared to $17.9 million for the same period last year.
Provision for Credit Losses
The Company recognized a provision for credit losses of $2.1 million for the three months ended June 30, 2025, as compared to $2.2 million for the three months ended June 30, 2024.  This current quarter provision was primarily driven by reserves associated with a specific non-accrual loan as well as the impact of the methodology associated with estimated lifetime losses and the types of loans closed during the quarter.  The allowance for credit losses to total loans was 1.48% as of June 30, 2025 versus 1.44% as of December 31, 2024.  For the six months ended June 30, 2025, the provision for credit losses totaled $2.3 million as compared to $570 thousand, net of recovery, for the six months ended June 30, 2024.  No reserves for investment securities were recorded during the first half of 2025 or 2024, respectively.
Non-Interest Income
Non-interest income rose $3.5 million, or 92.2%, to $7.3 million for the three months ended June 30, 2025 as compared to $3.8 million for the three months ended June 30, 2024.  The growth included the continued increased fee income within each of the Company’s fee income categories, including investment advisory income, trust income, and service charges on deposit accounts, as well as certain one-time items during the quarter.  These items represented the recognition of a $1.2 million gain associated with the sale of a branch location and approximately $2.4 million of income associated with BOLI payments related to a death benefit offset by a tactical loss of approximately $727 thousand recorded on the sale of certain securities to reposition a small portion of the portfolio and replace with higher yielding securities.  For the six months ended June 30, 2025, non-interest income increased approximately $4.2 million, to $11.7 million, as compared to $7.5 million for the six months ended June 30, 2024.
Non-Interest Expense
Non-interest expense was $16.8 million for the second quarter of 2025, reflecting an increase of $1.3 million, or 8.2%, as compared to $15.5 million for the same period in 2024.  The increase in non-interest expense for the current three-month period continues to reflect the Company’s commitment to growth.  This investment consists primarily of increases in occupancy costs, information technology, and professional fees. Our efficiency ratio improved to 51.6% for the three months ended June 30, 2025, from 55.5% for the same period in 2024.   For the six months ended June 30, 2025, our efficiency ratio decreased to 55.0% from 57.9% for the same period in 2024.  Non-interest expense for the six months ended June 30, 2025 reached $33.3 million, reflecting a $2.5 million increase over non-interest expense of $30.8 million for the six months ended June 30, 2024.
Income Tax Expense
Provision for income taxes for the three months ended June 30, 2025 was $3.1 million, compared to $2.0 million for the same period in 2024.  The increase was directly related to provisions associated with higher levels of pre-tax income as well as the effect of certain tax adjustments for the quarter.  For the six months ended June 30, 2025, the provision for income taxes was $5.7 million as compared to $4.3 million for the six months ended June 30, 2024.  Our effective tax rate for the three-month period ended June 30, 2025 was 23.0%, as compared to 19.7% for the same period in 2024.  Our effective tax rate for the six-month period ended June 30, 2025 was 23.0%, as compared to 19.9% for the same period in 2024.
Financial Condition
Total consolidated assets increased $96.3 million, or 3.8%, to $2.6 billion at June 30, 2025 from $2.5 billion at December 31, 2024. The growth of the balance sheet included increases in cash, loans, and deposits as well as paydowns of borrowings during the current six-month period.
Total cash and due from banks increased from $150.3 million at December 31, 2024, to $175.6 million at June 30, 2025, an increase of approximately $25.3 million, or 16.8%. This increase resulted primarily from higher levels of deposit balances and the completion of the common stock offering which increased cash and due from banks.
Total investment securities fell $37.1 million, or 8.2%, from $453.5 million at December 31, 2024 to $416.4 million at June 30, 2025.  The decrease was driven primarily by investment maturities during the first six months of 2025 combined with the sale of approximately $15.0 million in securities at quarter end.  The portfolio sale was a strategic initiative to offset a portion of the increases in non-interest income and replaced the investments with higher yielding securities.
Total loans increased $102.1 million, or 5.6%, from $1.8 billion at December 31, 2024 to $1.9 billion at June 30, 2025.  The increase was driven by $72.4 million of growth in commercial real estate loans, $30.5 million of increased commercial real estate construction loans, $6.5 million of increased commercial and industrial loans, and $1.8 million of growth in home equity loans.  These increases were offset by decreases within the residential real estate and consumer loan segments.
Total deposits increased $123.4 million, to $2.3 billion at June 30, 2025, from $2.2 billion at December 31, 2024. This increase was due primarily to $36.0 million of growth in noninterest-bearing demand accounts; $98.2 million of growth in interest bearing demand accounts; $14.1 million of growth in money market accounts; and $51.8 million of growth in savings accounts.  The increases in deposit accounts were offset by a $76.7 million decrease in certificates of deposit, mainly associated with brokered deposits utilized by the Bank for short term funding purposes.  Deposit composition at June 30, 2025 included 49.0% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 43% of total deposits at June 30, 2025 as compared to 39% of total deposits at December 31, 2024.
FHLBNY short-term borrowings were $21.0 million at June 30, 2025 down from $113.5 million at December 31, 2024.  The decrease in borrowings continues to be driven by increased deposits which outpaced loan growth during the first half of 2025 and allowed for paydowns of borrowings while maintaining higher levels of cash at June 30, 2025.  The decrease in borrowings reflects a strategic decision to manage liquidity sources and take advantage of opportunities to reduce funding costs.
Stockholders’ equity experienced an increase of approximately $67.1 million during the first half of 2025, reaching $252.6 million at June 30, 2025 from $185.5 million at December 31, 2024.  The increase was due to the combination of a completed common stock offering which netted approximately $43 million, earnings of approximately $19.2 million,  and a decrease in unrealized losses of approximately $6.3 million on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes.
At June 30, 2025, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 12.40%, both common equity and Tier 1 capital to risk weighted assets were 16.36%, and total capital to risk weighted assets was 17.61%.
Wealth Management
At June 30, 2025, our Wealth Management Division, which includes trust and investment advisory, totaled $1.8 billion in assets under management or advisory, a 2.5% increase over December 31, 2024.  Trust and investment advisory income for the quarter ended June 30, 2025 reached $3.4 million, a $437 thousand, or 14.8%, increase as compared to $3.0 million for the quarter ended June 30, 2024.

The breakdown of trust and investment advisory assets as of June 30, 2025 and December 31, 2024, respectively, is as follows:

ORANGE COUNTY BANCORP, INC.
SUMMARY OF AUM/AUA
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2025		At December 31, 2024
	Amount	Percent	Amount	Percent
Investment Assets Under Management & Advisory	$ 1,170,808	64.05%	$ 1,105,143	61.99%
Trust Asset Under Administration & Management	657,181	35.95%	677,723	38.01%
Total	$ 1,827,989	100.00%	$ 1,782,866	100.00%

Loan Quality
At June 30, 2025, the Bank had total non-performing loans of $11.7 million, or 0.61% of total loans.  Total non-accrual loans represented approximately $11.7 million at June 30, 2025 compared to $6.3 million at December 31, 2024.  The increase in non-accrual loans represents several different loans that have experienced payment disruption during the quarter and are at various stages of collection.

Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of June 30, 2025, the Bank’s cash and due from banks totaled $175.6 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, corporate bonds, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of June 30, 2025, the Bank’s investment in securities available for sale was $410.8 million, of which $66.8 million was not pledged as collateral and additional $74.3 million with the Federal Reserve which is not specifically designated to any borrowings.  Additionally, as of June 30, 2025, the Bank’s overnight advance line capacity at the Federal Home Loan Bank of New York was $628.2 million, of which $76.4 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances.  As of June 30, 2025, the Bank’s unused borrowing capacity at the FHLBNY was $541.8 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve.  At June 30, 2025, the Bank also held $74.3 million of collateral at the Federal Reserve Bank which could be utilized to provide additional funding through the discount window.
The Bank also considers brokered deposits an element of its deposit strategy.  As of June 30, 2025, the Bank had brokered deposit arrangements with various terms totaling $106.5 million.
Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	June 30, 2025	December 31, 2024
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 252,589	$ 185,531
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(678)	(821)
Tangible common equity	$ 246,552	$ 179,351
Common shares outstanding	13,362,912	11,350,158
Book value per common share	$ 18.90	$ 16.35
Tangible book value per common share	$ 18.45	$ 15.80

Tangible Assets
Total assets	$ 2,606,263	$ 2,509,927
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(678)	(821)
Tangible assets	$ 2,600,226	$ 2,503,747
Tangible common equity to tangible assets	9.48%	7.16%

NOTE: Share data and related information has been adjusted for the effect of the 2 for 1 stock split in January 2025

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.6 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, tariffs, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	June 30, 2025	December 31, 2024

ASSETS

Cash and due from banks	$ 175,606	$ 150,334
Investment securities - available-for-sale	410,814	443,775
(Amortized cost $478,824 at June 30, 2025 and $519,567 at December 31, 2024)
Restricted investment in bank stocks	5,618	9,716
Loans	1,917,802	1,815,751
Allowance for credit losses	(28,408)	(26,077)
Loans, net	1,889,394	1,789,674

Premises and equipment, net	14,949	15,808
Accrued interest receivable	10,465	6,680
Bank owned life insurance	35,398	42,257
Goodwill	5,359	5,359
Intangible assets	678	821
Other assets	57,982	45,503

TOTAL ASSETS	$ 2,606,263	$ 2,509,927

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 687,120	$ 651,135
Interest bearing	1,589,603	1,502,224
Total deposits	2,276,723	2,153,359

FHLB advances, short term	21,000	113,500
FHLB advances, long term	10,000	10,000
Subordinated notes, net of issuance costs	19,626	19,591
Accrued expenses and other liabilities	26,325	27,946

TOTAL LIABILITIES	2,353,674	2,324,396

STOCKHOLDERS' EQUITY

Common stock, $0.25 par value; 30,000,000 shares authorized;
13,370,929 and 11,366,608 issued; 13,362,912 and 11,350,158 outstanding,
at June 30, 2025 and December 31, 2024, respectively	3,343	2,842
Surplus	164,752	120,896
Retained Earnings	146,129	129,919
Accumulated other comprehensive income (loss), net of taxes	(61,436)	(67,751)
Treasury stock, at cost; 8,017 and 16,450 shares at June 30,
2025 and December 31, 2024, respectively	(199)	(375)
TOTAL STOCKHOLDERS' EQUITY	252,589	185,531

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,606,263	$ 2,509,927

Share data has been adjusted to reflect the effect of the two-for-one stock split paid during January 2025

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	For Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
INTEREST INCOME
Interest and fees on loans	$ 28,103	$ 26,778	55,417	$ 52,392
Interest on investment securities:
Taxable	2,731	3,105	5,395	6,331
Tax exempt	561	581	1,137	1,149
Interest on Federal funds sold and other	1,829	2,048	3,182	3,713

TOTAL INTEREST INCOME	33,224	32,512	65,131	63,585

INTEREST EXPENSE
Savings and NOW accounts	5,256	5,158	10,150	9,735
Time deposits	2,222	2,114	4,446	4,528
FHLB advances and borrowings	375	890	1,306	3,141
Subordinated notes	231	231	461	461
TOTAL INTEREST EXPENSE	8,084	8,393	16,363	17,865

NET INTEREST INCOME	25,140	24,119	48,768	45,720

Provision (recovery) for credit losses - investments	—	—	—	(1,900)
Provision for credit losses - loans	2,113	2,210	2,315	2,470
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	23,027	21,909	46,453	45,150

NONINTEREST INCOME
Service charges on deposit accounts	334	232	624	467
Trust income	1,573	1,309	3,247	2,621
Investment advisory income	1,823	1,650	3,589	3,225
Investment securities gains(losses)	(727)	—	(727)	—
Earnings on bank owned life insurance	234	270	493	512
Gain on sale of assets	3,635	—	3,635	—
Other	444	346	811	668
TOTAL NONINTEREST INCOME	7,316	3,807	11,672	7,493

NONINTEREST EXPENSE
Salaries	6,813	6,873	13,718	13,611
Employee benefits	2,338	2,304	4,788	4,426
Occupancy expense	1,299	1,164	2,576	2,325
Professional fees	1,666	1,337	3,013	2,773
Directors' fees and expenses	319	(125)	625	197
Computer software expense	2,117	1,430	4,099	2,665
FDIC assessment	330	350	660	768
Advertising expenses	481	438	870	802
Advisor expenses related to trust income	22	32	44	65
Telephone expenses	203	188	410	375
Intangible amortization	72	71	143	143
Other	1,094	1,425	2,302	2,647
TOTAL NONINTEREST EXPENSE	16,754	15,487	33,248	30,797

Income before income taxes	13,589	10,229	24,877	21,846

Provision for income taxes	3,128	2,016	5,712	4,343
NET INCOME	$ 10,461	$ 8,213	19,165	$ 17,503

Basic and diluted earnings per share	$ 0.87	$ 0.73	$ 1.64	$ 1.55

Weighted average shares outstanding	11,994,815	11,282,868	11,665,181	11,276,370

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended June 30,
	2025			2024
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,879,606	$ 28,100	6.00%	$1,728,195	$ 26,778	6.21%
PPP Loans	152	3	7.92%	197	—	0.00%
Investment securities	432,657	3,083	2.86%	467,308	3,364	2.89%
Due from banks	167,987	1,829	4.37%	160,498	2,048	5.12%
Other	5,773	209	14.52%	5,343	322	24.17%
Total interest earning assets	2,486,175	33,224	5.36%	2,361,541	32,512	5.52%
Non-interest earning assets	104,019			99,032
Total assets	$ 2,590,194			$2,460,573

Liabilities and equity:
Interest-bearing demand accounts	$ 397,476	$ 489	0.49%	$ 394,697	$ 485	0.49%
Money market accounts	702,607	3,721	2.12%	666,460	3,796	2.28%
Savings accounts	301,586	1,046	1.39%	254,188	877	1.38%
Certificates of deposit	221,363	2,222	4.03%	184,363	2,114	4.60%
Total interest-bearing deposits	1,623,032	7,478	1.85%	1,499,708	7,272	1.94%
FHLB Advances and other borrowings	34,341	375	4.38%	76,923	890	4.64%
Subordinated notes	19,615	231	4.72%	19,544	231	4.74%
Total interest bearing liabilities	1,676,988	8,084	1.93%	1,596,175	8,393	2.11%
Non-interest bearing demand accounts	670,150			667,455
Other non-interest bearing liabilities	27,436			25,717
Total liabilities	2,374,574			2,289,347
Total shareholders' equity	215,620			171,226
Total liabilities and shareholders' equity	$ 2,590,194			$2,460,573

Net interest income		$ 25,140			$ 24,119
Interest rate spread [1]			3.43%			3.41%
Net interest margin [2]			4.06%			4.10%
Average interest earning assets to interest-bearing liabilities	148.3%			148.0%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Six Months Ended June 30,
	2025			2024
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,854,899	$ 55,411	6.02%	$ 1,733,197	$ 52,389	6.06%
PPP Loans	157	6	7.71%	203	3	2.96%
Investment securities	437,191	6,205	2.86%	474,419	6,796	2.87%
Due from banks	157,381	3,182	4.08%	155,047	3,713	4.80%
Other	6,871	327	9.60%	8,119	684	16.90%
Total interest earning assets	2,456,499	65,131	5.35%	2,370,985	63,585	5.38%
Non-interest earning assets	102,995			96,839
Total assets	$ 2,559,494			$ 2,467,824

Liabilities and equity:
Interest-bearing demand accounts	$ 377,378	$ 891	0.48%	$ 377,492	$ 922	0.49%
Money market accounts	694,263	$ 7,356	2.14%	643,244	7,151	2.23%
Savings accounts	285,393	$ 1,903	1.34%	245,009	1,662	1.36%
Certificates of deposit	222,173	4,446	4.04%	197,003	4,528	4.61%
Total interest-bearing deposits	1,579,207	14,596	1.86%	1,462,748	14,263	1.96%
FHLB Advances and other borrowings	59,536	1,306	4.42%	122,203	3,141	5.15%
Subordinated notes	19,606	461	4.74%	19,535	461	4.73%
Total interest bearing liabilities	1,658,349	16,363	1.99%	1,604,486	17,865	2.23%
Non-interest bearing demand accounts	668,864			667,947
Other non-interest bearing liabilities	28,665			27,081
Total liabilities	2,355,878			2,299,514
Total shareholders' equity	203,616			168,310
Total liabilities and shareholders' equity	$ 2,559,494			$ 2,467,824

Net interest income		$ 48,768			$ 45,720
Interest rate spread [1]			3.36%			3.15%
Net interest margin [2]			4.00%			3.87%
Average interest earning assets to interest-bearing liabilities	148.1%			147.8%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Performance Ratios:
Return on average assets (1)	1.62%	1.34%	1.50%	1.42%
Return on average equity (1)	19.41%	19.19%	18.82%	20.80%
Interest rate spread (2)	3.43%	3.41%	3.36%	3.15%
Net interest margin (3)	4.06%	4.10%	4.00%	3.87%
Dividend payout ratio (4)	14.91%	15.80%	15.83%	14.82%
Non-interest income to average total assets	1.13%	0.62%	0.91%	0.61%
Non-interest expenses to average total assets	2.59%	2.52%	2.60%	2.50%
Average interest-earning assets to average interest-bearing liabilities	148.25%	147.95%	148.13%	147.77%

	At	At
	June 30, 2025	June 30, 2024
Asset Quality Ratios:
Non-performing assets to total assets	0.45%	0.64%
Non-performing loans to total loans	0.61%	0.92%
Allowance for credit losses to non-performing loans	242.51%	173.95%
Allowance for credit losses to total loans	1.48%	1.60%

Capital Ratios (5):
Total capital (to risk-weighted assets)	17.61%	15.09%
Tier 1 capital (to risk-weighted assets)	16.36%	13.84%
Common equity tier 1 capital (to risk-weighted assets)	16.36%	13.84%
Tier 1 capital (to average assets)	12.40%	10.04%

Notes:
(1)	Annualized for the three and six month periods ended June 30, 2025 and 2024, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest income	$ 33,224	$ 32,512	$ 65,131	$ 63,585
Interest expense	8,084	8,393	16,363	17,865
Net interest income	25,140	24,119	48,768	45,720
Provision for credit losses	2,113	2,210	2,315	570
Net interest income after provision for credit losses	23,027	21,909	46,453	45,150
Noninterest income	7,316	3,807	11,672	7,493
Noninterest expenses	16,754	15,487	33,248	30,797
Income before income taxes	13,589	10,229	24,877	21,846
Provision for income taxes	3,128	2,016	5,712	4,343
Net income	$ 10,461	$ 8,213	$ 19,165	$ 17,503

Basic and diluted earnings per share	$ 0.87	$ 0.73	$ 1.64	$ 1.55
Weighted average common shares outstanding	11,994,815	11,282,868	11,665,181	11,276,370

	At	At
	June 30, 2025	December 31, 2024
Book value per share	$ 18.90	$ 16.35
Net tangible book value per share (1)	$ 18.45	$ 15.80
Outstanding common shares	13,362,912	11,350,158

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $678, and $821 in other intangible assets for June 30, 2025 and December 31, 2024, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2025		At December 31, 2024
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 248,838	12.98%	$ 242,390	13.35%
Commercial real estate	1,434,414	74.79%	1,362,054	75.01%
Commercial real estate construction	111,483	5.81%	80,993	4.46%
Residential real estate	71,169	3.71%	74,973	4.13%
Home equity	19,142	1.00%	17,365	0.96%
Consumer	32,756	1.71%	37,976	2.09%
Total loans	1,917,802	100.00%	1,815,751	100.00%
Allowance for loan losses	28,408		26,077
Total loans, net	$ 1,889,394		$ 1,789,674

(a) - Includes PPP loans of:	$ 147		$ 170

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2025			At December 31, 2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 687,120	30.18%	0.00%	$ 651,135	30.24%	0.00%
Interest bearing demand accounts	429,330	18.86%	0.52%	331,115	15.38%	0.42%
Money market accounts	693,148	30.44%	2.08%	679,082	31.54%	2.15%
Savings accounts	322,832	14.18%	1.40%	271,014	12.59%	1.25%
Certificates of Deposit	144,293	6.34%	3.69%	221,013	10.26%	3.97%
Total	$ 2,276,723	100.00%	1.17%	$ 2,153,359	100.00%	1.31%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	June 30, 2025	December 31, 2024

Non-accrual loans:
Commercial and industrial	$ 2,372	$ 293
Commercial real estate	8,414	6,000
Commercial real estate construction	—	—
Residential real estate	100	6
Home equity	828	—
Consumer	—	—
Total non-accrual loans	11,714	6,299
Accruing loans 90 days or more past due:
Commercial and industrial	—	—
Commercial real estate	—	—
Commercial real estate construction	—	—
Residential real estate	—	—
Home equity	—	—
Consumer	—	—
Total loans 90 days or more past due	—	—
Total non-performing loans	11,714	6,299
Other real estate owned	—	—
Other non-performing assets	—	—
Total non-performing assets	$ 11,714	$ 6,299

Ratios:
Total non-performing loans to total loans	0.61%	0.35%
Total non-performing loans to total assets	0.45%	0.25%
Total non-performing assets to total assets	0.45%	0.25%
Net-chargeoffs to total loans, YTD	0.01%	0.48%